Exhibit 4.1

SUPPLEMENT NO. 1 TO INDENTURE

This Supplement No. 1 to Indenture, dated as of September 20, 2016 (this “Supplement”), is between Volkswagen Auto Lease Trust 2015-A, as issuer (the “Issuer”), and Citibank, N.A., as indenture trustee (the “Indenture Trustee”).

WHEREAS, the Issuer and the Indenture Trustee are parties to that certain Indenture, dated as of March 5, 2015 (the “Indenture”);

WHEREAS, VW Credit, Inc. has elected to make a voluntary capital contribution of $72,000,000 to Volkswagen Auto Lease/Loan Underwritten Funding, LLC (the “Certificateholder”), and the Certificateholder, in turn, has elected to make a voluntary capital contribution to the Issuer in the form of a deposit of $72,000,000 into the Reserve Account, making the amount on deposit in the Reserve Account equal to the “Targeted Reserve Account Balance” as such term is supplemented by this Supplement; and

WHEREAS, pursuant to Section 9.1 of the Indenture, the parties hereto desire to supplement the Indenture in certain respects without the consent of the Noteholders or any other Person as set forth herein;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

SECTION 1. Definitions. Capitalized terms used in this Supplement and not otherwise defined herein shall have the meanings assigned thereto in the Indenture, as supplemented hereby.

SECTION 2. Supplement. The Indenture is, effective as of the date hereof and subject to the satisfaction of the conditions precedent set forth in Section 3 hereof, hereby supplemented as follows:

(a) The definition of “Targeted Reserve Account Balance” in Appendix A of the Indenture is hereby amended and restated in full to read as follows:

“Targeted Reserve Account Balance” means $80,554,597.24.

SECTION 3. Conditions to Effectiveness. This Supplement shall become effective on the date hereof, subject to the satisfaction of the following conditions precedent:

(a) The Certificateholder or the Administrator shall have delivered to the Indenture Trustee an Officer’s Certificate to the effect that this Supplement will not materially and adversely affect the interest of the Noteholders;

(b) The Issuer shall have delivered to the Indenture Trustee an Opinion of Counsel stating that this Supplement shall not (i) affect the treatment of the Notes as debt for federal income tax purposes, (ii) be deemed to cause a taxable exchange of the Notes for federal income tax purposes or (iii) cause the Issuer, the Certificateholder or VW Credit Leasing, Ltd. to be classified as an association (or publicly traded partnership) taxable as a corporation for federal income tax purposes;

(c) The Issuer shall have delivered to the Indenture Trustee an Opinion of Counsel stating that the execution of this Supplement is authorized or permitted by the Indenture and all conditions precedent to its execution have been complied with; and

(d) The Issuer and the Indenture Trustee shall each have received a copy of this Supplement, duly executed by the parties hereto.

SECTION 4. Indenture Trustee Disclaimer. The Indenture Trustee is not responsible for the validity or sufficiency of this Supplemental Indenture, or for the recitals contained herein.

SECTION 5. Limitation of Liability of Owner Trustee. Notwithstanding anything contained herein to the contrary, this instrument has been countersigned by Deutsche Bank Trust Company Delaware not in its individual capacity but solely in its capacity as Owner Trustee of the Issuer and in no event shall Deutsche Bank Trust Company Delaware in its individual capacity or any beneficial owner of the Issuer have any liability for the representations, warranties, covenants, agreements or other obligations of the Issuer hereunder, as to all of which recourse shall be had solely to the assets of the Issuer.

SECTION 6. Miscellaneous. The Indenture, as supplemented hereby, remains in full force and effect. Any reference to the Indenture from and after the date hereof shall be deemed to refer to the Indenture as supplemented hereby, unless otherwise expressly stated. This Supplement may be executed in any number of counterparts and by the different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. Executed counterparts of this Supplement may be delivered by email, which shall be effective as delivery of a manually executed signature page. This Supplement shall be governed by and construed in accordance with the laws of the State of New York without reference to its conflicts of law provisions other than Sections 5-1401 and 5-1402 of the New York General Obligations Law, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

[Signatures follow]

IN WITNESS WHEREOF, the parties hereto have caused this Supplement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

VOLKSWAGEN AUTO LEASE TRUST 2015-A,
as Issuer

By: Deutsche Bank Trust Company Delaware, not in its individual capacity but solely as Owner Trustee

By:	/s/ Michelle H.Y. Voon
Name:	Michelle H.Y. Voon
Title:	Attorney-In-Fact

By:	/s/ Susan Barstock
Name:	Susan Barstock
Title:	Attorney-In-Fact

CITIBANK, N.A.,
not in its individual capacity but solely as Indenture Trustee

By:	/s/ Louis Piscitelli
Name:	Louis Piscitelli
Title:	Vice President

S-1